ENERGY CONVERSION DEVICES REVENUE INCREASED TO $103 MILLION WITH

NET INCOME OF $0.33 PER SHARE FOR SECOND QUARTER OF FISCAL 2009

Rochester Hills, Mich., Feb. 9, 2009 – Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER), the leading global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, today announced financial results for its second quarter of fiscal 2009, ended December 31, 2008.

Total consolidated revenues for the quarter were $103.1 million as compared to $95.8 million from the first quarter of fiscal 2009 and $56.4 million in the second quarter of fiscal 2008. Solar product sales were $97.3 million compared to $89.5 million in the first quarter of fiscal 2009 and $49.7 million reported for the same quarter last year. The second quarter average selling price for solar products was $2.99 per watt.

Net income for the second quarter was $14.2 million or $0.33 per fully diluted share compared to net income of $12.7 million or $0.29 per fully diluted share in the first quarter of fiscal 2009 and a net loss of $5.4 million or $0.14 per fully diluted share in the year-ago period.

Second quarter net income and per-share figures include preproduction costs of $1.8 million or $0.04 per fully diluted share and restructuring costs of $0.2 million or less than $0.01 per fully diluted share. Consolidated gross margin in the second quarter on solar product sales was 35.2 percent and total gross margin was 36.0 percent. United Solar Ovonic produced 34.0 MWs and shipped 32.5 MWs of solar laminates in the second quarter.

Mark Morelli, ECD’s president and chief executive officer said, “In light of the overall global economic conditions, we are pleased to report growth in revenues, solar product sales and consolidated gross margin. Our continued focus on operational excellence is paying off as we continue to lower our manufacturing costs and achieve higher gross margin. These ongoing cost-containment initiatives give us confidence in our ability to generate continued earnings growth in the second half of the fiscal year and beyond.”

For the six months ended December 31, 2008, total consolidated revenues were $198.9 million compared to $103.5 million in the prior year. Solar product sales were $186.8 million for the first half of fiscal 2009 versus $89.6 million for the first half of fiscal 2008. Net income for the first six months of fiscal 2009 was $26.9 million or $0.63 per fully diluted share versus a net loss of $13.0 million or a net loss of $0.33 per fully diluted share in the year-ago period. In the first half of this particularly challenging fiscal 2009, net operating cash flow was $37.2 million versus $6.4 million during the first half of fiscal 2008.

Guidance for Third Quarter and Fiscal Year

For the fiscal third quarter ending March 31, 2009:

•	Consolidated revenues are expected to be $95 – $110 million.
•	Solar product sales are expected to be $90 – $105 million.
•	Gross margin on solar product sales is expected to be 34 to 35 percent and consolidated gross margin is expected to be approximately 35 percent.
•	Pre-production costs are expected to be $1.5 – $2.0 million.

For the full fiscal year ending June 30, 2009:

•	Consolidated revenues are expected to be $395 – $440 million.
•	Solar product sales are expected to be $375 - $410 million.

•	Gross margin on solar product sales is expected to be 34 to 35 percent and consolidated gross margin is expected to be approximately 35 percent.
•	Pre-production costs are expected to be $7.0 – $9.0 million.

“We are not immune from the global economic downturn and our guidance is subject to a variety of risks, including customer credit availability, timing of project closures and consumer and corporate confidence. We continue to be optimistic about the long-term outlook for rooftop and building-integrated solar PV. We are focusing on improving sales effectiveness and working to drive demand for our products with strategic customers, channel partners, and solar investors. Given current economic conditions, we have adjusted our expectations for the rest of this fiscal year,” said Mr. Morelli.

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Monday, February 9, 2009, at 10:00 a.m. ET. The dial-in number for the live audio call is 877.858.2512 or 706.634.6076 (international) with conference ID number 81378764. The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Conference Calls section of the company’s website at www.ovonic.com.

An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m., February 11, 2009, and can be accessed by dialing 800-642-1687 or 706-645-9291 (international), with conference ID number 81378764. The webcast will also be archived on the company’s website.

About Energy Conversion Devices

Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) is the leader in building integrated and commercial rooftop photovoltaics, one of the fastest growing segments of the solar power industry. The company manufactures and sells thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD’s UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. ECD also pioneers other alternative technologies, including a new type of nonvolatile digital memory technology that is significantly faster, less expensive, and ideal for use in a variety of applications including cell phones, digital cameras and personal computers. For more information, please visit www.ovonic.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to sustain profitability; our ability to maintain our customer relationships; our ability to expand our manufacturing capacity in a timely and cost-effective manner; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; and our customers’ ability to access the capital needed to finance the purchase of our products. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.

Contact:

Mark Trinske, Vice President

Investor Relations & Communications

(248) 299-6063

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
REVENUES
Product sales	$97,987	$51,558	$188,788	$94,024
Royalties	1,543	1,492	2,888	2,507
Revenues from product development agreements	3,077	2,921	6,348	5,798
Other revenues	500	478	848	1,161
TOTAL REVENUES	103,107	56,449	198,872	103,490
EXPENSES
Cost of product sales	63,624	41,745	124,591	76,813
Cost of revenues from product development agreements	2,342	1,819	4,523	3,528
Product development and research	1,954	2,583	4,144	6,045
Preproduction costs	1,831	2,279	3,808	4,824
Operating, general and administrative (net)	17,239	12,925	31,674	24,620
Restructuring charges	191	2,555	435	5,070
TOTAL EXPENSES	87,181	63,906	169,175	120,900
INCOME (LOSS) FROM OPERATIONS	15,926	(7,457)	29,697	(17,410)
OTHER INCOME (EXPENSE)
Interest income	1,467	2,077	4,071	4,530
Interest expense	(2,860)	—	(5,592)	—
Other nonoperating income (expense)	(77)	5	(1,002)	(55)
TOTAL OTHER (EXPENSE) INCOME	(1,470)	2,082	(2,523)	4,475
NET INCOME (LOSS) BEFORE INCOME TAXES	14,456	(5,375)	27,174	(12,935)
Income Taxes	216	51	273	58
NET INCOME (LOSS)	$14,240	$(5,426)	$26,901	$(12,993)
Basic Net Income (Loss) Per Share	$.34	$(.14)	$.64	$(.33)
Diluted Net Income (Loss) Per Share	$.33	$(.14)	$.63	$(.33)

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	June 30,
	2008	2008
ASSETS
Cash and cash equivalents	$422,564	$484,492
Short-term investments	11,203	14,989
Accounts receivable (net)	68,561	53,525
Inventories	44,043	31,337
Assets held for sale	1,358	1,539
Property, plant and equipment (net)	497,843	404,119
Other	53,935	51,966
TOTAL ASSETS	$1,099,507	$1,041,967
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other current liabilities	$73,799	$52,103
Long-term liabilities	349,482	347,952
TOTAL LIABILITIES	423,281	400,055
STOCKHOLDERS’ EQUITY	676,226	641,912
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,099,507	$1,041,967

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended December 31,
	2008	2007
OPERATING ACTIVITIES:
Net Income (loss)	$26,901	$(12,993)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,998	8,640
Allowance for slow moving and obsolete inventory	3,893	1,374
Stock and stock options issued for services rendered	3,475	866
Other-than-temporary impairment of investment	1,002	—
Other	4,632	1,779
Changes in working capital	(17,729)	6,772
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	37,172	6,438
INVESTING ACTIVITIES:
Purchases of property, plant and equipment (including construction in progress)	(103,247)	(62,651)
Purchase of investments	—	(62,164)
Proceeds from sales of investments	2,700	99,599
Proceeds from maturities of investments	—	22,591
Proceeds from sales of property, plant and equipment	—	380
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(100,547)	(2,245)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,123	5,701
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	324	100
NET CASH FLOW	(61,928)	9,994
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	484,492	80,770
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$422,564	$90,764

ENERGY CONVERSION DEVICES, INC. AND SUBSIDIARIES

SEGMENT REVENUE AND OPERATING INCOME/(LOSS)

(In Thousands)

	Quarter Ended December 31,
	2008	2007	2008	2007
	Revenues		Income (Loss) from Operations
United Solar Ovonic	$99,643	$51,720	$22,260	$2,084
Ovonic Materials	3,431	4,570	1,225	399
Corporate activities(1)	33	376	(7,621)	(9,974)
Consolidating entries	—	(217)	62	34
Consolidated	$103,107	$56,449	$15,926	$(7,457)

	Six Months Ended December 31,
	2008	2007	2008	2007
	Revenues		Income (Loss) from Operations
United Solar Ovonic	$191,454	$93,607	$43,046	$1,616
Ovonic Materials	7,310	9,662	1,479	(301)
Corporate activities(1)	108	545	(14,949)	(18,807)
Consolidating entries	—	(324)	121	82
Consolidated	$198,872	$103,490	$29,697	$(17,410)

(1)

Revenues consist primarily of services, facilities and miscellaneous administrative and laboratory services provided to certain affiliates; expense primarily includes corporate operations, including facilities, human resources, legal, finance, information technology, business development, purchasing and restructuring.

United Solar Ovonic Segment

	Three months ended December 31,
	2008	2007
	(In Thousands)
PV product sales	$97,316	$49,726
Megawatts produced	34.0	15.4
Megawatts shipped	32.5	16.9
Cost of product sales	63,076	40,203
Gross margin	34,240	9,523
Gross margin %	35.2%	19.2%
Research and development revenue	$2,327	$1,994
Total revenues	99,643	51,720
Other expenses:
Cost of revenues from product development agreements	1,887	1,187
Product development and research	1,139	909
Preproduction costs	1,831	2,279
Selling, general and administrative expenses	9,450	5,058
Total other expenses	14,307	9,433
Income (loss) from operations	$22,260	$2,084

United Solar Ovonic Segment

	Six months ended December 31,
	2008	2007
	(In Thousands)
PV product sales	$186,766	$89,596
Megawatts produced	64.8	25.8
Megawatts shipped	62.0	30.0
Cost of product sales	122,665	72,826
Gross margin	64,101	16,770
Gross margin %	34.3%	18.7%
Research and development revenue	$4,688	$4,011
Total revenues	191,454	93,607
Other expenses:
Cost of revenues from product development agreements	3,442	2,337
Product development and research	2,122	2,034
Preproduction costs	3,808	4,824
Selling, general and administrative expenses	16,371	9,970
Total other expenses	25,743	19,165
Income (loss) from operations	$43,046	$1,616

Ovonic Materials Segment

	Three Months Ended December 31,
	2008	2007
	(In Thousands)
REVENUES
Product sales	$671	$1,831
Royalties	1,543	1,492
Revenues from product development agreements	750	928
Other revenues	467	319
TOTAL REVENUES	$3,431	$4,570
EXPENSES
Cost of product sales	$609	$1,594
Cost of revenues from product development agreements	455	614
Product development and research	815	1,675
Selling, general and administrative expenses	327	288
TOTAL EXPENSES	$2,206	$4,171
INCOME FROM OPERATIONS	$1,225	$399

	Six Months Ended December 31,
	2008	2007
	(In Thousands)
REVENUES
Product sales	$2,022	$4,446
Royalties	2,888	2,507
Revenues from product development agreements	1,660	1,788
Other revenues	740	921
TOTAL REVENUES	$7,310	$9,662
EXPENSES
Cost of product sales	$2,046	$4,163
Cost of revenues from product development agreements	1,082	1,191
Product development and research	2,021	4,012
Selling, general and administrative expenses	682	597
TOTAL EXPENSES	$5,831	$9,963
INCOME (LOSS) FROM OPERATIONS	$1,479	$(301)

Corporate Activities Segment

	Three Months Ended December 31,
	2008	2007
	(In Thousands)
TOTAL REVENUES	$33	$376
EXPENSES
Selling, general and administrative expenses	$7,463	$7,795
Restructuring costs	191	2,555
TOTAL EXPENSES	$7,654	$10,350
LOSS FROM OPERATIONS	$(7,621)	$(9,974)

	Six Months Ended December 31,
	2008	2007
	(In Thousands)
TOTAL REVENUES	$108	$545
EXPENSES
Selling, general and administrative expenses	$14,622	$14,282
Restructuring costs	435	5,070
TOTAL EXPENSES	$15,057	$19,352
LOSS FROM OPERATIONS	$(14,949)	$(18,807)

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